Exhibit 10.16

TRANSLATION

COLLECTIVE LABOUR AGREEMENT

between

PIONEER TRANSFORMERS LTD.
(hereinafter the “Company”)
Of the first part

and
THE STEELWORKERS UNION
On behalf of Local 9414
(hereinafter the “Union”)
Of the second part

JUNE 1, 2005 – MAY 31, 2010

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TABLE OF CONTENTS
(continued)

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ARTICLE 1 – PURPOSE OF AGREEMENT

1.01
The parties agree that it is mutually beneficial and desirable to establish and maintain fair and just salaries, wages and working conditions to achieve efficient and cost-effective operations, protect the security and hygiene of the employees and provide for a mechanism to settle any grievances that may arise between the parties hereto.

ARTICLE 2 – UNION RECOGNITION

2.01
The Company recognizes the Union as the sole and exclusive bargaining agent for all its employees in accordance with the union accreditation certificate issued by Commission des Relations du Travail on January 11, 1967 covering all the employees (paid by the hour) who work at the Granby plant who are employees as understood in the Labour Code, except for the office employees and assistant-foremen.

2.02	The clauses and conditions set out in this agreement shall be in force and shall fully apply to all the employees in the bargaining unit as described in the preceding section.

2.03
Persons whose regular position is excluded from the bargaining unit shall not work in any position included in the bargaining unit, except for purposes of instruction, experimentation, in an emergency or when the regular employees are not available.

ARTICLE 3 – DISCRIMINATION

3.01
The Company and the Union agree that no employee shall be discriminated against or intimidated because of his membership or non-membership in the Union, or because of his colour, gender, religion or affiliation with a legitimate political party or for any other reason whatsoever.

3.02
Furthermore, the Union agrees that neither its officers nor its members shall solicit membership in the Union or participate in any other Union activity except as set out in this agreement on Company property or during working hours unless management grants permission to take part in such activities.

3.03	The Company shall not use its workforce management rights in a discriminatory manner.

ARTICLE 4 – MANAGEMENT

4.01	The Union agrees that the Company has the right to manage its business and direct its work force subject to the provisions of this agreement.

For greater certainty but without limiting the generality of the foregoing, such rights include:

a)	maintaining order, discipline and efficiency;

b)
hiring, classifying, promoting and demoting, granting and taking away grades, rotating, laying off, recalling and transferring employees and, for just and sufficient cause, suspending, dismissing and disciplining them;

c)	determining the products to be manufactured;

d)
deciding on the production methods and schedules, the types and location of the equipment, machines and tools to be utilized and, from time to time, the number of employees the Company requires for any operation;

e)
determining whether an individual has the necessary skills and meets the requirements for a specific job, subject to the provisions of this agreement and the seniority clause.  The Company’s determination of an employee’s aptitude and ability to fill the requirements of a job shall be made objectively; and

f)
hiring qualified employees when necessary to expand the scope of its products and its work force, either due to the creation of new positions or new job classifications or because there are no qualified employees available to do the work.

ARTICLE 5 – UNION SECURITY

5.01	a)
It is established that as a condition of employment, all employees must become and remain Union members in good standing.  New employees and employees who are rehired or recalled shall become Union members within ninety (90) business days during the six (6) month period following their date of hire.

b)
The employer agrees to make weekly deductions from each employee’s salary for the Union dues, initiation fees and special assessments currently in force pursuant to the Union’s charter in the amounts specified by the Union.

5.02
It is understood and agreed that the Union shall indemnify the Company and hold it harmless for any claims that may be made against it by one or more employees for the amounts deducted pursuant to this Article.

5.03	The T4 and Relevé 1 slips shall indicate the total amount of the Union contributions the employee has paid in the year.

ARTICLE 6 – GRIEVANCE PROCEDURE

6.01
An employee and his steward may discuss any grievance with the immediate supervisor.  In the employee’s absence, the steward may discuss the grievance or, in the steward’s absence, the employee may be accompanied by another employee in an emergency.  The supervisor must inform the steward or the employee of his decision within one (1) business day or within a mutually agreed time frame.

6.02
If a settlement cannot be reached under 6.01 above, the grievance shall be stated in writing and presented to the Director of Operations or his representative within ten (10) business days of the date the cause of action arose.  Notwithstanding that deadline, the parties agree that all reasonable efforts shall be made to present a grievance as soon as possible within less than such ten (10) business days so as to settle the grievance as quickly as possible.

6.03
The Director of Operations shall hold a meeting with the Union’s grievance committee, which may be accompanied by representatives from the International Union, within four (4) business days of the presentation of the grievance.

The Director of Operations shall inform the Union and the employee or employees concerned of his decision in writing within five (5) business days of the meeting or within a mutually agreed time frame.

6.04
The Union shall be entitled to file collective grievances or grievances of a general nature In accordance with 6.02 above.  Similarly, the Employer may file a grievance by addressing the Union office directly.

6.05
If a grievance is not settled pursuant to the foregoing sections of this Article, either party may give the other written notice of its intention to refer the grievance to arbitration in accordance with Section 100 of the Labour Code of Province of Quebec, within thirty (30) days of the decision by the Director of Operations or his representative.

6.06
The procedure and deadlines established under the provisions of Article 6 of this agreement shall be firm and may not be amended except pursuant to a written agreement between the authorized representatives of the parties in question.

6.07	a)
The arbitrator shall hear and resolve the grievance and render an award which shall be final and binding on the parties in question and any concerned employee, but in no event shall the arbitrator have the authority to change, modify or amend any part of this agreement.

b)
In a disciplinary matter, confirm, modify or overturn the employer’s decision and, where applicable, substitute such decision as appears to him to be fair and reasonable in view of all the circumstances of the case.

6.08
At every stage of the grievance procedure, including arbitration, the opposing parties may call upon the assistance of the employee or employees concerned and any necessary witnesses, and all reasonable steps shall be taken to allow the opposing parties to have access to the establishment, inform themselves about the contested operations and consult the necessary witnesses.

6.09	Each party in question shall share the payment of the arbitrator’s expenses.

The expenses and allowances of the witnesses shall be paid for by the party that called the witnesses.

No arbitration costs shall be awarded to either party.

The arbitrator shall be asked to render his award within twenty (20) business days of the end of the hearing.

6.10
Except for grievances of an ongoing nature, the parties shall not be bound to consider a grievance unless it is presented within ten (10) business days of the date the cause of action arose and in compliance with the procedure established in the foregoing sections.

6.11	No grievance may be presented regarding the dismissal, suspension, lay-off or transfer of an employee who has not acquired seniority rights.

ARTICLE 7 – DISMISSAL AND SANCTION PROCEDURE

7.01	a)
Management shall not apply disciplinary measures without first warning the employee, unless the circumstances warrant immediate sanction or dismissal.  In the event of a claim alleging that an employee was wrongfully dismissed or sanctioned, the grievance shall be brought directly at the second (2nd) stage of the grievance procedure within ten (10) business days of the date the cause of action arose.

b)	In the event of suspension or dismissal, the employee may see the president of the Union local or the steward before leaving the plant.

7.02	A copy of a written notice remitted to an employee shall be sent to the Union steward. The Company and the Union agree that disciplinary sanctions shall not be unjustly imposed.

7.03	In certain instances, the Employer may ask to meet with the Union and the employee concerned in a final attempt to avoid dismissing the employee.

7.04	During a meeting at the third (3rd) stage of a suspension or dismissal grievance, the employee may see his disciplinary record upon request.

7.05	A written warning or disciplinary measure shall not be valid against an employee for more than:

–    written warning:                                        6 months
–    disciplinary measure:                               12 months

from the date of the disciplinary measure or written warning.

However, if other offences within the said time frame warrant a written warning or disciplinary measure of the same nature, all warnings or disciplinary measures of the same nature shall remain in force until the last one has passed the expiry date.

7.06	Disciplinary measures and written warnings shall not be issued more than ten (10) business days after the employer became aware of the incident, and the employer shall bear the onus of proof.

ARTICLE 8 – SENIORITY

8.01
The parties acknowledge that job and security opportunities should increase based on length of service.  Accordingly, it is agreed that for all vacations, promotions, transfers, lay-offs, terminations and recalls after lay-off or termination, the most senior employees shall have preference.

8.02
In acknowledgement, however, of management’s responsibility for the efficient operation of the establishment, it is understood and agreed that in every instance management shall have the right to pass over any employee if it establishes that the employee has neither the skill, capacity or physical aptitude to perform the work after a reasonable trial period of five (5) days.

8.03
An employee shall have seniority status once he has actually worked for ninety (90) days with the Company over a period six (6) months.  If the employee remains in the Company’s employ after working for such ninety (90) days, his seniority shall commence as of his date of hire.

An employee who has not completed his probationary period and has not yet acquired seniority status cannot apply for another position.

Seniority shall be retained and shall accrue during absences due to:

a)	a lay-off
an illness or accident

b)
an illness or accident for a period of more than six (6) consecutive months with less than one (1) year of seniority; twenty-four (24) consecutive months with more than one (1) year of seniority; thirty (30) consecutive months with more than five (5) years of seniority;

c)	a leave of absence.

8.04	An employee shall lose his seniority and his name shall be removed from all seniority lists for any of the following reasons:

a)	if the employee voluntarily leaves his job;

b)	if the employee is dismissed for just cause;

c)
if the employee has been laid off and does not return to work within five (5) days of being notified to do so by registered letter sent to his last address known to the Company, unless he has a serious and acceptable reason.  A copy of such notice shall be sent to the Union.

d)	if the employee has been laid off due to a work shortage for a period exceeding:

–	six (6) months if he had less than one (1) year of seniority on the lay-off date.

–	twenty-four (24) months if he had more than one (1) year of seniority on the lay-off date.

–	thirty (30) months if he had more than five (5) years of seniority on the lay-off date.

e)
if the employee is absent due to illness or a non-industrial accident covered by a medical certificate he shall continue to accrue seniority while he is absent due to the illness or accident, but not beyond:

–	six (6) consecutive months with less than one (1) year of seniority.

–	twenty-four (24) consecutive months with more than one (1) year of seniority

–	thirty (30) consecutive months with more than five (5) years of seniority.

8.05	a)
A position shall become vacant due to the death, retirement, quitting, dismissal, promotion or permanent transfer of the employee who held the position, and also due to the creation of a new job or position.

b)
If the Company decides to fill a position that has become vacant or has been newly created in the plant within the bargaining unit, the details of the position shall be posted on the plant’s bulletin board for three (3) business days.

A copy of the notice shall be sent by registered mail to the employees who are absent from the plant due to illness, accident or vacation to their last known address appearing in the Company’s books.  Employees who want the position shall apply in writing during the said period of three (3) business days on the forms provided for that purpose.

The posting shall indicate:

1.           The commencement and ending dates of the posting
2.           The title of the position
3.           The description of the position
4.           The work shift

Within three (3) business days of the end of the posting the Company shall send the Union a copy of the posting, with the names of the employees who applied and indicating the name of the candidate chosen for the position.

However, it shall be understood that if the employee to be chosen in accordance with this Article is absent from the plant due to illness, accident or authorized leave in accordance with this agreement or is on vacation, he must be available to assume his new responsibilities by no later than fifteen (15) days of the Company’s notice to begin working, otherwise his candidacy shall be set aside.

If the Company must fill the position in the meantime, it may transfer someone to fill it temporarily, in keeping with the stipulations of this agreement.

An employee who obtains a position for which he applied during a posting may not apply for another position In an equal or lower classification than the one he obtained for a period of six (6) months.  However, it shall be understood than an employee promoted to a position and who remains in that position may always apply for a position in a higher classification.

c)
The employer shall grant the employee who is chosen a trial period of five (5) business days so he can adapt.  After such five (5) days, if the employee does not have the aptitude to continue in the position, the employer shall inform him and he shall return to his former classification.

However, for testers, electrical mechanics and other trades or technical jobs recognized by the Ministry of Education, management shall not be required to accept the candidacy of an employee or to give him a trial period if the employer can establish that the candidate does not have the aptitude required for the position.

The qualified employees who held the position of tester as of June 1, 1997 and who later held another position may return to the position of tester in accordance with the posting procedure.

d)	Temporary job postings

If the Company wishes to fill a temporarily vacant position, the following procedure shall apply:

A temporarily vacant position may be filled temporarily by transfer if it will be for less than thirty (30) days in cases of illness, accident, occupational disease or industrial accident in accordance with the procedure described in Section 8.01 of this agreement.

However, if the absence is expected to last longer than thirty (30) days or if it exceeds thirty (30) days, the employer shall post the vacant position in accordance with Section 8.01 of this agreement.

Within three (3) business days of the end of the posting, the Company shall send the Union a copy of the posting with the names of the employees who applied and indicating the name of the candidate chosen for the temporary position.

The chosen candidate must be able to perform the work immediately without any training; he shall then be transferred directly and temporarily to that position on the work shift specified In the posting .

1.	If there is no qualified candidate, the employer may then recall the qualified employee with the most seniority back to work.

2.
The employer shall then recall the laid-off employee with the most seniority to take over for the qualified employee within two (2) months of the beginning of the assignment of the qualified employee to the temporary position.  The employee thus temporarily recalled must be able to satisfy the normal requirements of the position, in accordance with Sections 8.02 and 8.05 c).  He shall then be trained to perform the necessary work.

3.	The qualified employee shall resume his position on the recall list if the more senior employee is able to perform the work satisfactorily.

4.	If there is no qualified employee on lay-off, the employer shall recall the employee with the most seniority in accordance with Sections 8.02 and 8.05 c).

If there is no laid-off or capable employee, in accordance with Section 8.01 the Company may temporarily hire from outside, but such employees shall be covered by the provisions of the collective agreement.

In addition, if an employee has obtained a posting for a position that became vacant due to illness, accident, occupational disease or industrial accident and a lay-off is expected, and the employee who obtained the position temporarily is affected by the lay-off, he shall return to his regular position and avail himself of his seniority rights.  Similarly, if the position temporarily obtained is once again filled due to the return of the holder of the position, he shall return to his regular position.

However, the period contemplated In the 6th paragraph of Section 8.05 b) shall not apply to a temporary posting.

8.06	Seniority list

The Company shall maintain a seniority list in the plant.  Every four (4) months, it shall post a copy of the list so it can be checked by the employees.  It shall also give a copy to the Union.  The said copy shall indicate each employee’s classification and rate of salary.  The Union shall be advised of the number and dates of new hires and of the employees recalled to work.

8.07	Lay-off notice

a)	In the event of a lay-off due a work shortage, the relevant employees shall receive five (5) business days’ advance notice unless the lay-off is due to a reason beyond the Company’s control.

b)
An employee whose position is abolished or closed or who is required to change shifts for an indefinite period shall inform his foreman, indicating which employee with less seniority he wishes to bump and, on the same day, a copy shall be given to the Union and to the relevant employee.

c)
The employee who is bumped may in turn bump another employee with less seniority than he has and so on, in accordance with the established conditions, until a bumped employee can no longer bump another one.  He shall then be laid off after five (5) business days’ notice.  The notice shall be null and void if the employer does not go through with the lay-off.

d)
The employee assigned to a new position shall have a maximum trial and/or training period of five (5) days to demonstrate that he is able to perform the work satisfactorily (trial period refers to a person who has already done the work and training period refers to a person who has never done the work).  If an employee fails to demonstrate such ability, the Company shall assign him to another position he is able to fill if such a position is available.

e)	Bumping procedure for a lay-off involving the elimination of the evening shift:

1.	If the evening shift is completely eliminated and one or more positions are simultaneously opened on the day shift, the following bumping procedure shall apply instead of the normal posting procedure:

2.	An employee whose position is thus eliminated shall notify his foreman, indicating which less senior employee he wishes to bump or which vacant position he wishes to fill.

3.	If the employee bumps another employee, he must satisfy the conditions stipulated for a lay-off notice, i.e. Sec. 8.07 d).

4.	If the employee cannot bump another employee, he shall use his seniority to choose a position left vacant on the day shift, provided he is qualified for the position.

5.	If there is no available position for which he is qualified, he shall choose another position that could not be filled by a qualified employee and shall be trained for the position.

6.
If there is no available position in accordance with the procedure described in paragraph 5, the employee with more seniority shall have priority over an employee with less seniority.  The employee with more seniority who satisfies the normal requirements for the position, in accordance with Sections 8.02 and 8.05 c), shall be trained for the position thus obtained.

8.08	Position reopened following a lay-off

1.
Work recalls shall be done inversely to the order of the lay-offs, that is, the last employee laid off shall be the first one recalled to work, provided he has the necessary qualifications to immediately perform the available work.

2.	If the last employee laid off is not qualified, the employer may then recall the qualified employee with the most seniority.

3.
The employer shall then recall the laid-off employee with the most seniority to take over for the qualified employee within six (6) weeks of the beginning of the assignment of the qualified employee to the vacant position.  The employee thus recalled must be able to satisfy the normal requirements for the position, in accordance with Sections 8.02 and 8.05 c).  He shall then be trained to perform the necessary work.

4.	The qualified employee shall resume his position on the recall list if the more senior employee is able to perform the work satisfactorily.

5.	If there is no qualified employee on lay-off, the employer shall recall the employee with the most seniority, in accordance with Sections 8.02 and 8.05 c).

6.	An employee who is laid off shall be reinstated in the position he held before the lay-off, without any posting, provided the position is reopened within two years of the lay-off.

8.09	Change of address and telephone number All employees shall be solely responsible for informing the employer in writing of any change of address or telephone number.

8.10
Position outside the bargaining unit

If an employee is promoted or transferred to a position outside the bargaining unit, he shall thereupon be excluded from the bargaining unit.  The employee shall keep the seniority acquired in the position he was transferred from and it shall be credited to him if he returns to work in the bargaining unit.  This privilege shall expire after one (1) year of continuous service outside the bargaining unit.

ARTICLE 9 – AUTHORIZED LEAVE

9.01	Unpaid leave of no more than one (1) day may be granted to any employee by his immediate supervisor.

9.02	Unpaid leave for longer periods must be referred to the Director of Operations and shall require his approval.

9.03
No unpaid leave shall be granted if the employee’s absence will hinder production requirements and/or create additional expense for the Company.  This clause shall not apply to Union officials who must be absent on Union business.

9.04	Leave to take care of Union business:

A maximum of three (3) employees elected or designated by the Union to attend a Union convention or business session shall be given unpaid leave for that purpose.  The Union shall notify the Company one week in advance of the names of the representatives who, except for the President, must be representing various departments.

However, with the exception of the President, the said employees may not be absent for more than ten (10) business days in a single year.  It is agreed that this time frame shall not apply to arbitration hearings, the preparation and presentation of cases to the C.S.S.T., or the bargaining period.

9.05         Leave to work full-time for the Union:

The Company shall grant an employee an unpaid leave of absence for up to one (1) year so he can work for the Union.  The employee must make a written request at least one (1) month in advance if possible, which request must first be approved by the Union.

9.06         The Union agrees that the number and length of such leave shall not be unreasonable.

9.07         Failure to return from leave:

Authorized leave shall be granted in writing and no such leave shall affect an employee’s seniority rights if used for the purpose for which it was granted, provided the employee returns to work after his leave.  A copy of the authorization shall be remitted to the Union representative.

ARTICLE 10 – SAFETY AND HYGIENE

10.00	The Company shall provide the following personal safety equipment free of charge:

–	Safety gloves

–	Non-prescription safety glasses Safety shoes

–	Hearing protectors

or such other equipment as the Joint Health and Safety Committee deems necessary.

10.01	The Company and the Union mutually agree that they wish to maintain high safety and hygiene standards in the establishment.

10.02	a)	The Company accepts responsibility for taking adequate and reasonable measures for the health and safety of its employees during their working hours.

b)	The Union shall help management succeed with any reasonable accident prevention program.

c)
Should the Joint Health and Safety Committee not agree with the choice of the equipment to be worn, the issue shall be referred to Quebec’s Commission de la Santé et de la Sécurité du Travail for a decision.

10.03	The Company agrees to continue to provide the employees with the safety equipment necessary to protect them from hazardous working conditions.

10.04
There shall be a Health and Safety Committee made up of representatives for the Company and two (2) representatives for the employees, chosen by the Union.  The Committee shall meet every two months.  The Committee may meet more often if necessary, provided the Union and the Company both agree.

The Committee shall be notified as soon as possible of any serious accidents that occur and of major risks and a member representing each party shall investigate the nature and cause of accidents.

The Company shall continue its policy of assisting an injured employee to fill out his accident notice and apply for benefits from the Commission de la Santé et de la Sécurité du Travail in accordance with the law.

10.05	Pay on the day an employee is injured:

An employee who is injured in an industrial accident shall be paid for the time lost on the day he is injured at his regular daily rate, including any overtime premium or shift premium that applies.

10.06
The Company shall provide transportation and salary for the time spent by the employees during regular working hours on the medical treatment required as a result of an industrial accident or occupational illness on the day of the injury.

Transportation means transportation from the plant to the hospital, or from the hospital to the plant or the employee’s residence if the plant is closed, provided the employee cannot drive himself.

10.07
If an employee is injured while working for the Company and he is off work for more than one (1) week due to such accident or illness, every week the Company shall advance the employee, at his request, a sum of money equivalent to the weekly indemnity the employee should receive from the Commission de la Santé et de la Sécurité du Travail or disability insurance until he receives his first such payment or returns to work, unless the claim is disputed or contested by the Employer, and in any event for no more than six (6) months.

It is understood that the advances by the Company shall at all times be considered a debt to the Company, which the employee shall repay to the Company, whether or not he is paid by the Commission de la Santé et de la Sécurité du Travail or disability insurance, at the latest when he receives the amounts owed him by the Commission de la Santé et de la Sécurité du Travail or disability insurance.

10.08
The Company shall give every employee hired after the signing of this collective agreement a copy of the Act respecting Occupational Health and Safety.  Any regulations enacted under that statute shall be posted on the bulletin board.

10.09
The Company shall inform newly hired employees of the normal risks inherent in their work and in the nature of the products manufactured or handled, as it understands those risks.  Employees shall not be required to work under dangerous or unhealthy conditions in excess of the operational risks.

10.10	All new employees or employees transferred to a new classification shall be informed of the safest way to complete their tasks.

10.11	The Company shall make first-aid equipment available on the Company premises during all working hours.

10.12	One employee per shift shall receive, at the Company’s expense, first-aid training equivalent to that of the St-John’s Ambulance to be utilized on the work premises if need be.

10.13
All medical exams required by the Company shall be done by the physician of its choosing during normal working hours, without loss of salary.  All expenses incurred due to such exams shall be borne by the Company.

10.14	The Company agrees to investigate the source of any dangerous working conditions identified by the Safety Committee.

10.15
No employee shall be required to work alone.  In addition, where that practice represents a risk to his health and safety beyond the normal operational risks, no employee shall be required to work alone in an isolated area.

10.16	The Company shall organize one or more programs and shall put the Safety Committee in charge of instituting the program under Sections 10.10, 10.11 and 10.12.

ARTICLE 11 – BULLETIN BOARD

11.01	The Company agrees to provide the Union with a bulletin board in the establishment for the posting of Union notices and official documents approved in advance by the Company.

ARTICLE 12 – COPIES OF AGREEMENT POCKETBOOK FORM

12.01
The Company and the Union want every employee to be familiar with the provisions of this agreement and the rights and duties stemming therefrom.  The Company shall have the collective agreement printed in pocketbook form and shall distribute it to the employees in the bargaining unit.  It shall give a copy to every new employee and forty (40) copies to the Union within three (3) months of the signing of the collective agreement.  If the Company is unable to meet that deadline, photocopies of the collective agreement shall be distributed to the employees

ARTICLE 13 – UNION REPRESENTATIVES

13.01
When an authorized Union representative who is not a Company employee wishes to speak to the local Union representatives in the establishment about a grievance or other official Union business, he shall notify the Director of Operations or his representative, who shall then call the local Union representatives to the office where they may confer in private.  Such discussions shall be organized so as not to hinder production.

ARTICLE 14 – GRIEVANCE COMMITTEE AND STEWARDS

14.01
The Union shall notify management in writing of the members of the grievance committee and the shop stewards.  There shall be one steward per twenty-five (25) employee and at least one (1) steward per shift.  For purposes of meetings with the representatives of management, the grievance committee shall consist of not more than two (2) members appointed by the Union and the international Union representative.  The members of the grievance committee shall not lose any salary for time spent attending meetings with the representatives of management during normal working hours.

14.02
If a steward or member of the grievance committee must be absent from his job or his department for purposes of his duties, he shall first obtain permission from his foreman or departmental supervisor, which permission shall not be refused arbitrarily, and he shall not lose any salary for time spent on his duties during his regular working hours.

ARTICLE 15 – HANDICAPPED EMPLOYEES

15.01
Should employees be injured on the job or contract an occupational illness during their employment and become physically handicapped as a result, the Company shall strive, insofar as possible, to provide the handicapped employees with a suitable occupation, provided such an occupation is available.

ARTICLE 16 – UNINTERRUPTED PRODUCTION

16.01
The parties hereto agree that during the term of this agreement there shall be no lock-out, strike, slowdown or other work interruption or interference that could disrupt production.  The Union and the employees of the Company agree not to involve the employees of the Company or the Company as such in any dispute that could arise between any other employer and the employees of such other employer.

ARTICLE 17 – WORKING HOURS

17.01	The work week shall be forty (40) hours.

17.02	Definition of day and work day:

a)	The basic work day is eight (8) consecutives hours of work in a period of twenty-four (24) hours, interrupted only by the established meal break.

b)	The first (1st) work shift shall be from 08:00 to 17:00 hours, with a one-hour (1-hr) unpaid meal break.

The second (2nd) shift shall be from 16:50 to 01:20 hours, with a 1/2- hour unpaid meal break from 21:00 to 21:30 hours.  (See “Compressed Schedule” in Schedule G.)

If the work schedules are changed or a third (3rd) work shift is created, the Union shall be informed in advance so as to be able to give the employees sufficient advance notice.

17.03	Definition of work week:

The basic work week shall consist of five (5) days, from Monday to Friday inclusively.

17.04	Work shifts and schedules:

When an employee works on one of his days off, he shall not be required to take another day off during his regular work week.

17.05	Break:

Between the second and third hour of each half work shift, there shall be a ten-minute (10-min.) break from work.

In addition, for every three (3) hours or more of planned overtime, the employee shall be entitled to a ten-minute (10-min.) break towards the end of the second (2nd) hour.

17.06	The employees on the day shift shall be entitled to one (1) hour for their meal between noon and 1:00 PM where possible.

17.07	Nothing In the foregoing sections shall constitute a guarantee of weekly working hours.

ARTICLE 18 – ATTENDANCE ALLOWANCE

18.01
If an employee reports to work at the beginning of his regular shift without receiving notice not to come in at least two (2) hours before the beginning of his shift, he shall be paid the equivalent of four (4) hours of work at the regular rate, but such obligation on the part of the Company shall not apply if the work shortage is due to conditions beyond the Company’s control, or the employee returns to work before being advised of same following an absence of more than three (3) days due to illness or accident.

In the event of a situation beyond the Company’s control, the Company shall strive to notify the employees where possible.

18.02	Call-in pay:

Any employee who is especially called in to work at any time after he has completed his working hours may finish work when the emergency is over, and he shall receive a minimum of four (4) hours of pay but never less than four (4) hours of pay at regular time.

ARTICLE 19 – SALARIES AND CLASSIFICATIONS

19.01	Employees governed by this collective agreement shall be paid in accordance with:

–	Schedule A-1 or

–	Schedule A-2 only if they meet the conditions stipulated in the first paragraph of Section 19.06.

19.02
If the employer creates a new classification, it shall meet with the Union to negotiate the hourly rate, taking into account the hourly rates under this agreement.  In the event of a disagreement over the hourly rate, the employer shall determine the rate and the Union may contest the new rate under the grievance settlement procedure.

19.03
When a new employee has completed his probationary period, he shall then be remunerated in accordance with the provisions of Section 19.05 (1).  Thereafter, his hourly rate shall be increased in accordance with the conditions defined below.

19.04
An employee who has not yet reached the maximum rate for his classification shall receive an increase of $0.42 per hour every four (4) months until his hourly rate corresponds to the maximum rate for his classification.  However such increase shall be $0.41 instead of $0.42 on the anniversary of the employee’s seniority date, so the total annual increase shall be equal to $1.25.

19.05
An employee who obtains a position shall be remunerated as follows and in accordance with Schedule A-1 or, if he meets the conditions stipulated in the first paragraph of Section 19.06, in accordance with Schedule A-2:

1.
An employee who has less than two years of seniority shall receive the maximum rate for the position, less the two following amounts:  $0.84 and $1.25 per year of seniority under two years calculated in accordance with the salary progression defined in 19.04.  The rate shall always be equal to or higher than the minimum rate for the position.

2.	An employee who has completed at least two years of seniority shall receive the maximum rate for the position, less $0.84.

3.	An employee who has completed at least two years of seniority and who has already been remunerated at the maximum rate for the position shall then be remunerated at the maximum rate for the position.

An employee who, on May 31, 2005, held a position as a day labourer, insulation cutter, winder or assembler and who, on May 31, 2005 was already remunerated at a rate higher than the rate in Schedule A-1 as at June 1, 2005, shall henceforth be remunerated in accordance with the rate determined for his position in Schedule A-2 and the provisions of Section 19.05.

If that employee changes positions, he shall then be remunerated in accordance with the rate established for his position in Schedule A-1.

ARTICLE 20 – TEMPORARY TRANSFER

20.01
If an employee is required to work in a category other than his classification for a full half-day (4 hours) or more, he shall receive the rate for the position or his regular rate, whichever is higher.

For purposes of assessing an employee’s experience, the time spent working in a position other than his own shall be counted as experience in his own specialty.

ARTICLE 21 – OVERTIME

21.01       More than eight hours of work

The Company shall pay an employee one-and-a-half (11/2) times his regular hourly rate for all hours worked beyond eight (8) hours a day for the first four (4) hours of overtime, that same day, and twice (2X) his regular rate for hours in excess of four (4) that same day.

21.02	Saturdays and Sundays

The Company shall pay one-and-a-half (11/2) times the regular hourly rate for the first ten (10) hours worked on Saturday and double time for hours beyond ten (10) on Saturday and for work done on Sunday, unless it involves work being done at the end of the employee’s regular shift.

21.03
All overtime work shall be voluntary.  However, it is agreed that employees in classifications that are trades or technical jobs recognized by the Ministry of Education may be required to work a number of overtime hours not exceeding six (6) per normal work week.  However, an employee may refuse such overtime on serious and valid grounds.  All overtime work beyond such six (6) hours shall be done on a voluntary basis.

21.04       Distribution of overtime

Normally, the Company shall give five (5) hours’ advance notice of overtime.  However, this shall not rule out the possibility of overtime worked on shorter notice:

1.           When the need to work overtime is not known in advance.

2.           When the relevant employee is in agreement with working overtime.

Overtime opportunities shall be allotted to the employees holding the position for which overtime is required.  If they are not available, the Company shall choose, among the most senior employees, those having demonstrated their qualifications to perform the necessary work in the plant pursuant to Section 8.01.  It is of course understood that overtime shall always be on a voluntary basis.

Employees who do not want to be called shall notify the Company in writing on a form provided for that purpose and they may revoke the notice in writing on a form provided for that purpose.  The Union shall be given a copy of such notices.

ARTICLE 22 – SHIFT PREMIUM

22.01       Afternoon shift: $0.50
Night shift:          $0.60

22.02       Night shifts

In general, if there is a second or third shift, the most senior employee shall have priority to post his name for the shift of his choosing in the event of an opening.

ARTICLE 23 – STATUTORY HOLIDAYS

23.01       The following days shall be paid holidays:

New Year’s Day
The day after New Years Day
Good Friday Easter Monday Victoria Day
St-Jean Baptiste Day
Canada Day Labour Day
Thanksgiving Day Christmas Eve Christmas Day Boxing Day
New Year’s Eve
A floating day may be taken between Christmas and New Year’s Day.

23.02
If one of the statutory holidays mentioned above falls on a Saturday, the holiday shall be the preceding Friday; if one of the statutory holidays falls on a Sunday, the holiday shall be the following Monday.

23.03	For each holiday mentioned above, every employee shall receive eight (8) hours of pay at his regular rate, including premiums where applicable.

23.04	An employee who works on one of the above-mentioned holidays shall receive, in addition to his pay for the holiday, double his regular hourly rate.

23.05
To be entitled to payment for the above-mentioned holidays, the employee must have worked at least eight (8) hours on the day preceding and the day following the holiday; an exception shall be made for absence due to vacation, death, illness and/or accident not exceeding two (2) weeks, jury duty, and authorized leave and/or lay-off not exceeding two (2) weeks before the holiday.

However, If the Company recalls laid-off employees the day following one of the above-mentioned holidays, they shall be paid for the holiday preceding their return so as to receive full salary for their first week of work.

23.06	If one of the above-mentioned holidays falls during an employee’s vacation, he shall be paid for the holiday in addition to his vacation pay.

ARTICLE 24 – VACATION

24.01	Every employee shall be entitled to paid annual vacation commensurate with his length of service as stipulated in this collective agreement.

24.02	An employee who has not completed ten (10) months of continuous service on May 1st each year shall be entitled to paid vacation in accordance with the Labour Standards Regulation.

24.03
An employee who, on May 1st each year, has completed ten (10) months of service but less than four (4) years shall be entitled to ten (10) days of paid vacation.  The vacation pay shall be 4% of the employee’s gross salary.

24.04
An employee who, on May 1st each year, has completed four (4) or more years of service shall be entitled to fifteen (15) days of paid vacation.  The vacation pay shall be 6% of the employee’s gross salary.

24.05
An employee who, on May 1st each year, has completed ten (10) or more years of service shall be entitled to twenty (20) days of paid vacation.  The vacation pay shall be 8% of the employee’s gross salary.

24.06
An employee who, on May 1st each year, has completed twenty-one (21) or more years of service shall be entitled to twenty-five (25) days of paid vacation.  The vacation pay shall be 11% of the employee’s gross salary.

24.07	In this Article, gross earnings means the amount of gross earnings, as indicated on the previous year’s statements.

24.08	The Company shall prepare a separate cheque for the employees’ vacation pay.

24.09	a)	The annual vacation period shall be from May 1st to April 30th of each year.

b)	The employer agrees to close its plant for the last two full weeks of July.

c)	All employees must take their vacation during a plant closure period, except pursuant to an agreement between the employer and an employee.

d)	The employees whose vacation is longer than the plant closure period shall have until April 15th to advise the employer of their vacation preferences.

e)
Preference for vacation dates shall be granted to the employees based on seniority and classification and having regard to operating requirements and efficiency.  The employer reserves the right to determine the number of employees who may be away at the same time.

f)
An employee who has completed ten (10) or more years of service on May 1st in the year shall be entitled to a third week of vacation immediately prior to or following the closure period, having regard to the other provisions of Article 24.  The employer shall grant this privilege to ten percent (10%) of its total work force at once.  For purposes of this section, the total work force includes all the Company’s employees on May 1st in a given year, excluding laid-off employees and students hired for vacation replacement.

g)	The employer shall post the annual vacation list no later than May 15th each year.

h)
Vacations shall not be cumulative and must be taken in the twelve (12) month period following the end of the reference year.  For purposes of applying Article 24, the reference year is a period of twelve (12) consecutive months from May 1st to April 30th.

i)
If, at the end of the twelve (12) months following the end of a reference year, the employee is absent due to illness or an accident that occurred before his vacation period, the employer may defer the annual vacation to the next year at the employee’s request.  If the annual vacation is not deferred, the employer shall pay the annual vacation indemnity to which the employee is entitled.

ARTICLE 25 – BEREAVEMENT LEAVE

25.01	In the event of the death of a member of an employee’s immediate family, bereavement leave shall be granted to the employee so he can attend the funeral.

25.02	a)	In the case of the death of his spouse or one of his children, or his father or mother, a maximum of five (5) business days from the death, provided one of those days is the day of the funeral.

b)
In the case of the death of the employee’s brother, sister, father-in-law, mother-in-law, brother-in-law, sister-in-law or grandchild, a maximum of three (3) consecutive business days from the date of death.  Such three (3) day period may include the day after the funeral.

c)	In the case of the death of the grandfather, grandmother, daughter-in-law or son-in-law, one (1) day, namely the day of the funeral.

d)	If there is a cremation, the days may be saved, based on the periods mentioned in the foregoing paragraphs.

ARTICLE 26 – INSURANCE PLAN

26.01	The group, health and wellness insurance described in Schedule “B” of this agreement shall be maintained during the term of this agreement.

26.02	The Company agrees to pay 100% of the costs of such insurance.

ARTICLE 27 – INSURANCE AND TRAVEL EXPENSES

27.01	Normally, the Company shall pay for travel time at the applicable rate if an employee must travel to do a job requested by the Company.

An employee who uses his own vehicle to travel outside Granby at the Company’s request shall be reimbursed for his travel expenses at the rates in force with the Company.

ARTICLE 28 – TECHNOLOGICAL CHANGES

28.01
If the existing positions are altered due to technological changes, before proceeding with such changes and the institution of such operations, written notice shall be given to the Union or the parties shall meet to negotiate the conditions and rates of salary for the position in question, having regard to the rates of salary under this agreement.

The Company shall provide a plan for reclassification of the employees displaced from their position due to technological changes.

To the greatest extent possible and taking due account of the seniority provisions of this agreement, the Company shall provide new training to each employee displaced by technology, with a view to a position he wishes to learn and which he is capable of learning after a reasonable training period.

If, after such a training period, the employee does not qualify or refuses the new position, the Company shall assign the employee to another position he is able to perform.

ARTICLE 29 – TERM OF AGREEMENT: 5 YEARS

29.01	Letter agreements:

The parties agree that all of the letter agreements shall form an integral part of the collective agreement.

29.02	This agreement shall come into force on the date of its signing and shall expire on May 31, 2010. The provisions of this agreement shall remain in force until the new agreement is signed.

IN WITNESS WHEREOF, the parties to hereto have had this agreement signed by their legally authorized representatives in Granby, Province of Quebec.

On this 1st day of June 2005

THE STEELWORKERS UNION	PIONEER TRANSFORMERS LTD.
LOCAL 9414	Granby, Quebec

/s/ Daniel Mailloux	/s/ James A. Wilkins
Daniel Mailloux	James A. Wilkins

/s/ Herman Breton	/s/ Alain Trépanier
Herman Breton	Alain Trépanier

/s/ Bertrand Gévry	/s/ Guy Beaudoin
Bertrand Gévry	Guy Beaudoin

/s/ Isabelle Proulx
Isabelle Proulx

Schedule A-1 – Classifications and Rates of Salary

Classification	Class	1 June 2005		1 June 2006		1 June 2007		1 June 2008		1 June 2009
		Min.	Max.	Min.	Max.	Min.	Max.	Min.	Max.	Min.	Max.
Tester	2	17.45	19.95	18.07	20.57	18.60	21.10	19.12	21.62	19.65	22.15
Electrical mechanic	2	17.37	19.87	17.99	20.49	18.51	21.01	19.04	21.54	19.59	22.09
Coiler	3	17.20	19.70	17.71	20.21	18.13	20.63	18.56	21.06	19.00	21.50
Tank filler	3	16.82	19.32	17.37	19.87	17.82	20.32	18.29	20.79	18.76	21.26
Lift truck operator	3	16.36	18.86	16.95	19.45	17.44	19.94	17.94	20.44	18.45	20.95
Stock keeper	4	16.22	18.72	16.70	19.20	17.10	19.60	17.50	20.00	17.91	20.41
Finishing Core maker Welder Assembler	4	15.96	18.46	16.47	18.97	16.78	19.28	17.31	19.81	17.74	20.24
Winder Insulation cutter Day labourer	5	14.93	17.43	15.36	17.86	15.72	18.22	16.08	18.58	16.45	18.95
Minimum rate of hire	6	14.93		15.36		15.72		16.08		16.45

Shift leader premium: $0.50 more than the employee’s hourly rate.

Schedule A-2 – Classifications and Rates of Salary – Employees Concerned by Section 19.06

Classification	Class	1 June 2005		1 June 2006		1 June 2007		1 June 2008		1 June 2009
		Min.	Max.	Min.	Max.	Min.	Max.	Min.	Max.	Min.	Max.
Assembler	4	17.00	19.50	17.48	19.98	17.88	20.38	18.29	20.79	18.71	21.21
Winder	5	16.64	19.14	17.12	19.62	17.51	20.01	17.91	20.41	18.32	20.82
Insulation cutter	5	16.20	18.70	16.66	19.16	17.05	19.55	17.44	19.94	17.84	20.34
Day labourer	5	15.64	18.14	16.10	18.60	16.47	18.97	16.85	19.35	17.23	19.73

Schedule A

(cont’d)

Increases In rates of salary

The salary increases over the term of the collective agreement shall be as follows:

June 1, 2005:	the maximum rates in Schedule A of the agreement expiring on May 31, 2005 are increased by 2.5% (See # 3 below)

June 1, 2006:	the maximum rates in Schedules A-1 and A-2 as of June 1, 2005 in this agreement are increased by 2.5%

June 1, 2007:	the maximum rates in Schedules A-1 and A-2 as of June 1, 2006 are increased by 2%

June 1, 2008:	the maximum rates in Schedules A-1 and A-2 as of June 1, 2007 are increased by 2%

June 1, 2009:	the maximum rates in Schedules A-1 and A-2 as of June 1, 2008 are increased by 2%

1.
The minimum rate for a position is equal to the maximum rate for that position less $2.50 for each year of the agreement.  For example: from June 1, 2005 to May 31, 2006, the minimum rate for a coiler is $17.20.

2.	The “minimum rate of hire” is equal to the minimum rate for class 5 as at June 1st in a year. For example: from June 1, 2005 to May 31, 2006, the minimum rate of hire is $14.93.

3.
A new salary structure is established as of June 1, 2005 and the hourly rates for the positions of welder, assembler, winder, insulation cutter and day labourer are listed in classes 4 and 5 of Schedule A-1.

4.	Section 19.06 specifies the conditions necessary for receiving the rates of salary in Schedule A-2.

Schedule B

Group Insurance Plan

➢	Life insurance: $30,000.00

➢	Accidental death and dismemberment: $30,000.00

➢	Life insurance:

Spouse:                      $2,000.00
Children:                    $1,000.00

➢	Hospital room: semi-private

➢	Ambulance

➢	Prescription drugs:

Deductible:            $25.00 per year for a single employee.

Deductible:	$50.00 per year for an employee with dependants. The employee shall be reimbursed 80% of the cost of all prescription drugs exceeding the deductible per year on presentation of appropriate receipts.

A direct payment card will be supplied to the employees to purchase prescription drugs.

Medications must be generic if they are available at the pharmacy.  If there is no generic medication, the prescribed medication shall be subject to reimbursement in accordance with the provisions of the insurance policy.

➢	Private nursing care: maximum $10,000.00 per 12 months

➢	Physiotherapy

Schedule B

(cont’d)

Group Insurance Plan

➢	Hospital and medical care outside the province: reasonable costs in excess of the R.A.M.Q.’s rates

➢	Prostheses : up to 80%

➢	Chiropractor and podiatrist: $15.00 per visit – maximum 20 visits

WEEKLY BENEFITS

DISABILITY:

The weekly benefits shall be equal to 66 2/3% of the employee’s weekly salary, up to the maximum paid by the Canada Employment Insurance Commission and payable on the first day, in the case of an accident, and from the fourth day in the case of illness, up to fifteen (15) weeks in any continuous disability period.

If the disability lasts longer, the employee must apply to the Canada Employment Insurance Commission for another period of fifteen (15) weeks.

If, after those periods, the employee were to be considered totally disabled, being unable to perform his work for the employer or elsewhere, he shall be eligible for maximum benefits of $1,200.00/month until 65 years of age.  However, it is understood that those benefits will be reduced if the employee is eligible for other benefits from other sources.  In this paragraph, the “employee’s weekly salary” is the amount obtained by multiplying the employee’s regular hourly rate by 40.

COMMENT

The Company intends to register this plan with the Canada Employment Insurance Commission.  The Union and its members waive all deductions they might be entitled to due to the registration of this plan as benefits accrued under the Group Insurance Plan.  This is an overview of the benefits to which you are entitled.  All rights regarding the benefits of a member shall be exclusively governed by the universal policy issued by the Insurance Company.

Schedule C

LETTER AGREEMENT

PRESIDENT

Considering the Union President’s responsibility, he shall be excluded from the night and evening shifts.  However, this agreement does not guarantee his job position.

Schedule C

(cont’d)

LETTER AGREEMENT

MEDICAL REPORT

Further to our recent negotiations, we wish to confirm that if a medical report is prepared following an exam referred to in Section 10.13 of the collective agreement, the employee in question shall be given a copy of the report.

In addition, as is the current practice, the medical report shall be handled with discretion.

Schedule C

(cont’d)

LETTER AGREEMENT

EDUCATION ASSISTANCE

Further to our recent negotiations, we wish to confirm our intent to apply the education-assistance plan currently in force for the executive employees (salaried employees) to the employees in the bargaining unit.

Under this policy, when the Company accepts a course or study program for an employee which is taken while the employee continues to work full-time, it will reimburse him for half the tuition for such program or course upon registration and the other half later, provided he successfully completes the course or program.

Schedule C

(cont’d)

LETTER AGREEMENT

BARGAINING COMMITTEE

A maximum of three (3) employees on the bargaining committee shall be paid at their regularly hourly rate for time spent on negotiations which corresponds to their regular working hours, provided such employees are chosen from among the Company’s active work force.

The Company shall pay until the conciliation process starts for the negotiations.

Schedule C

(cont’d)

LETTER AGREEMENT

SUBCONTRACTING

The Company agrees to keep the Union informed as soon as possible of the tasks normally performed by the unionized employees which may be subcontracted.

Except under exceptional circumstances, proof of which is up to the employer, the subcontracting of work shall not cause lay-offs or prevent work recalls provided the equipment and materials are available.

Schedule D

PENSION PLAN

For purposes of the interpretation of this collective agreement, the holder of a position means a person who obtained the position further to a posting or a transfer due to a lay-off.

As of June 1, 1989, the Company instituted a pension plan having the following primary features:

Funding:	The pension plan is 100% funded by the Company.
Eligibility:	Every employee joins the pension plan when he begins work as a unionized hourly-wage employee at the Granby plant.
Past Service:	A credit of one (1) year is allocated for each year of participation.
Pension:	For an employee retiring between June 1, 2005 and May 31, 2007, the monthly pension benefit at normal retirement age is $24.00 per year of participation.
For an employee retiring between June 1, 2007 and May 31, 2008, the monthly pension benefit is $25.00 per year of participation.
For an employee retiring between June 1, 2008 and May 31, 2009, the monthly pension benefit is $26.00 per year of participation.
For an employee retiring from and after June 1, 2009, the monthly pension benefit is $27.00 per year of participation.
Retirement Age:	The minimum retirement eligibility age is 65.
Early Retirement:	An employee who retires at age 63 or older is entitled to an immediate pension benefit without any actuarial reduction.

Schedule D

(cont’d)

Pension benefit modalities:

If you do not have a spouse you will receive a simple lifetime pension.  This pension will be paid to you every month until death.  The monthly benefits will begin as of your retirement date and will only stop after your death.  Other than the simple lifetime pension, you may opt for any of the modalities described below.

If you have a spouse, you may opt for a joint and survivor pension.  In that case, the pension will be paid to you every month until death, after which your spouse will receive a monthly pension corresponding to 60 percent of the one you received until he or she dies.  The amount of your pension will be lower than for a simple lifetime pension to offset the greater number of payments that may be made to your spouse.

Five-year guaranteed annuity option:

You may choose another method of pension payments.  If you have a spouse, you will need their written consent.  If you choose this method, the amount of the pension you receive will be readjusted based on actuarial calculations.

The five-year guaranteed annuity pays an amount until your death and has a minimum guaranteed period of five years.  If you die before the end of this period, the monthly payments will go to your spouse or beneficiary until the end of the guaranteed period.  If you die after the period ends, the payments will stop.

Only one of the above options may be chosen and the election must be made before the employee retires.

The amount of the pension payable under either of the two (2) options will be the actuarial equivalent of the regular pension to be paid.  The whole in accordance with the actuarial methods and assumptions specifically adopted for this plan by the Company on the advice of an actuary.

Schedule D

(cont’d)

Retirement allowance at age sixty (60):

An employee who retires on the first day of the month coinciding with his sixtieth (60th) birthday or the next month will receive a retirement allowance payable in a one-time lump sum of ten thousand dollars ($10,000).

To benefit from this retirement allowance, an employee must notify the employer in writing at least three (3) months before his retirement date.

The retirement allowance will be deposited directly in the employee’s registered retirement savings plan if the employee authorizes the employer to transfer the amount tax-free to the employee’s personal retirement account.

Schedule E

LETTER AGREEMENT

STUDENTS

Students hired temporarily for vacation replacement will not have seniority status as defined in Section 8.03.

Students will be remunerated at the minimum rate of hire for the term of their employment and will not be eligible for any other benefits or direct or indirect remuneration.

If, for any reason, a student does not return to his studies, he will be deemed to have resigned his position and if he then applies for a position and the employer decides to rehire him, he will accrue seniority in accordance with the provisions of Section 8.03.

Schedule F

LETTER AGREEMENT

TRAINING

The parties agree to form a joint training committee for the purpose of promoting employee training.  Outside consultants will be invited to facilitate the attainment of this objective.

Schedule G

LETTER AGREEMENT

COMPRESSED SCHEDULE

The working hours for the second shift are defined in Section 17.02.

However, it is understood and agreed that the compressed work schedule described in this letter agreement shall remain in force for the term of the collective agreement.

Furthermore, and notwithstanding any other provision of this collective agreement, it is agreed that all hours worked on the second work shift shall be paid at the regular hourly rate without any overtime premium, unless an employee has already completed a normal day of work on the day shift.

Finally, and notwithstanding any other provision of this collective agreement, it is also agreed that payment for vacations or authorized paid holidays shall be as follows: the employee shall be paid for the number of regular hours he would normally have worked on his regular schedule for the holiday(s) or vacation day(s), provided he meets the requirements of Articles 23 and 24.

From Monday to Thursday inclusively:

➢	Working hours: 16:50 to 01:30
➢	Unpaid meal: 21:00 to 21:30
➢	Breaks: 2

Friday only:

➢	Working hours: 16:50 to 00:30
➢	Unpaid meal: 21:30 to 22:00
➢	Break: only 1 break before supper.